EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

                                                       Three months ended September 30,           Nine months ended September 30,
                                                           2002               2001                    2002              2001
                                                       ------------         -----------           ------------       -----------
Numerator:
Net Income (loss)                                          (759,819)         (1,343,195)              (792,855)       (4,333,951)
Dividends on Series A preferred stock                          (780)               (780)                (2,315)           (2,315)
Dividends on Series B preferred stock                       (85,321)            (52,175)              (186,036)         (155,564)
                                                       ------------         -----------           ------------       -----------
Numerator for basic and diluted earnings (loss) per
share-income (loss) available to common shareholders       (845,920)         (1,396,150)              (981,206)       (4,491,830)
                                                       ------------         -----------           ------------       -----------
Denominator:
Denominator for basic earnings (loss) per share-
weighted average shares outstanding                      10,519,907           9,326,558             10,300,395         9,172,060
Effect of dilutive securities                             1,405,000                                  1,405,000
Warrants                                                    952,784                  --                952,784                --
                                                       ------------         -----------           ------------       -----------
Dilutive potential common shares denominator
for diluted earnings (loss) per share adjusted
weighted-average shares and assumed conversion           12,877,691           9,326,558             12,658,179         9,172,060
                                                       ------------         -----------           ------------       -----------
Basic earnings (loss) per share                               (0.08)              (0.15)                 (0.10)            (0.49)
                                                       ------------         -----------           ------------       -----------
Diluted earnings (loss) per share                             (0.08)              (0.15)                 (0.10)            (0.49)
                                                       ------------         -----------           ------------       -----------